UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------


                                    FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): July 28, 2005


                              REHABCARE GROUP, INC.
               (Exact name of Company as specified in its charter)


        Delaware                         0-19294             51-0265872
(State or other jurisdiction          (Commission         (I.R.S. Employer
    of incorporation)                 File Number)        Identification No.)

 7733 Forsyth Boulevard
       Suite 2300
   St. Louis, Missouri                                  63105
(Address of principal executive offices)             (Zip Code)

                                 (314) 863-7422
               (Company's telephone number, including area code)

                                 Not applicable
          (Former name or former address if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02      Results of Operations and Financial Condition

     On July 28, 2005, RehabCare Group, Inc. (the Company) issued a press release and conducted a conference call with investors reporting results of operations for the quarter ended June 30, 2005. In addition to widely disseminating the press release and providing a previously announced internet simulcast of the conference call, the Company also posted the press release and provided a retransmission of the conference call on its internet website.

     During a routine periodic review of its EDGAR filings, the Company learned that in its form 8-K filed on July 28, 2005, it had inadvertently furnished a copy of its quarter ended March 31, 2005 press release and script instead of the documents pertaining to the results of the quarter ended June 30, 2005. The Company is hereby amending its previously furnished exhibits to provide the correct versions of the press release and conference call script of July 28, 2005.

     The information in Exhibit 99.1 is incorporated herein by reference.

Item 7.01      Regulation FD Disclosure

     The information in Exhibit 99.2 is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(c) Exhibits

     The following exhibits are furnished pursuant to Item 2.02 and 7.01 hereof and should not be deemed to be "filed" under the Securities Exchange Act of 1934:

               99.1 Press release dated July 28, 2005, announcing our second quarter revenues and results of operations.

               99.2 The script for a conference call held by the registrant on July 28, 2005

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 8, 2005

                                       REHABCARE GROUP, INC.



                          By: /s/ Mark A. Bogovich
                               ----------------------------------------
                                  Mark A. Bogovich
                                  Vice President,
                                  Interim Chief Financial Officer

                                                                    Exhibit 99.1
                              CONTACT:  RehabCare Group, Inc.
                              Vincent L. Germanese
                              Chief Financial Officer
                              Betty Cammarata, Dir-Investor Relations
                              Press: David Totaro, Senior Vice
                              President, Corporate Marketing &
                              Communications
                              (314) 863-7422 or
                              Financial Dynamics
                              Gordon McCoun/Theresa Kelleher
                              Press: Sean Leous
                              (212) 850-5600
FOR IMMEDIATE RELEASE
Thursday, July 28, 2005

    REHABCARE REPORTS SECOND QUARTER 2005 RESULTS AND UPDATES 2005 GUIDANCE.

ST. LOUIS, MO, July 28, 2005--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter and six months ended June 30, 2005. Comparative results for the quarter and six months follow.

                                           Quarter Ended     Six Months Ended
Amounts in millions,                          June 30,           June 30,
except per share data                     2005     2004       2005     2004
--------------------------------------------------------------------------------
Consolidated Operating Revenues          $108.4   $90.9    | $210.8   $195.4
Consolidated Net Earnings                   5.5     5.7    |   10.4     10.8 (a)
Consolidated Diluted
  Earnings Per Share                        0.32    0.34   |    0.60     0.64(a)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Contract Therapy Operating Revenues        57.6    41.0    |  110.1     81.8
Contract Therapy Operating Earnings         3.1     2.0    |    5.5      4.4
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
HRS Inpatient Operating Revenues           35.7    37.1    |   71.3     72.5
HRS Outpatient Operating Revenues          12.4    11.4    |   24.6     23.1
--------------------------------------------------------------------------------
HRS Operating Revenues                     48.1    48.5    |   95.9     95.6
HRS Operating Earnings                      6.7     8.1    |   13.4     16.9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Healthcare Management Consulting
  Operating Revenues                        2.8(b)  1.4    |    5.1(b)   1.4
Healthcare Management Consulting
  Operating Earnings (Loss)                   -     0.1    |   (0.1)     0.1
--------------------------------------------------------------------------------

Staffing Operating Revenues                   -       -    |      -     16.7(c)
Staffing Operating Loss                       -       -    |      -     (0.1)(d)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Equity in After Tax Loss of Affiliates     (0.3)   (0.1)   |   (0.7)    (0.5)
--------------------------------------------------------------------------------

(a) Includes an after tax restructuring charge of $0.9 million, or $0.06 per diluted share and an after tax gain on sale of business of $0.3 million, or $0.02 per diluted share.

(b) Includes intercompany sales, at market rates, of $0.1 million and $0.3 million for the three months and six months ended June 30, 2005, respectively.

(c) Includes intercompany sales, at market rates, of $0.1 million for the six months ended June 30, 2004.

(d)  Includes a pretax gain on sale of business of $0.5 million.

                                     -MORE-

REHABCARE REPORTS SECOND QUARTER 2005 RESULTS                             Page 2

     John H. Short, Ph.D., president and chief executive officer, commented, "While we entered the second quarter with optimism that we were making progress in adjusting to the implementation of the 75% rule, its impact industry-wide proved to be more severe than we had originally thought, which produced a disappointing quarter. First, an overly conservative approach to compliance with the 75% rule has caused us to be well ahead of required thresholds for compliance which depressed our expected revenue growth and operating earnings margins in the Hospital Rehabilitation Services division and offset the benefit of openings of new locations in this division. In addition, HRS was negatively impacted by higher labor costs. Second, while our Contract Therapy division is enjoying strong growth in terms of units and revenues, higher labor costs combined with the 75% rule negatively impacted the patient mix toward lower margin Part A therapy services, which hurt the division's profitability. Finally, our unconsolidated staffing company, InteliStaf Holdings, Inc. suffered a downturn in operations that we had not anticipated."

     Dr. Short continued, "To address these issues, we have implemented additional tools to better manage compliance in line with unit thresholds which we expect to improve our host hospitals' admissions; implemented cost reduction efforts on a unit by unit basis to offset labor increases; and initiated pricing policy changes that we expect to produce both short and long term benefits."

     Dr. Short concluded, "While we are confident we will get traction from these mitigation strategies, we have revised our full-year guidance as we continue to manage through the 75% rule transition and bear the impact of the performance issues at InteliStaf."

Financial Overview of Second Quarter
     Net revenues for the second quarter 2005 were $108.4 million compared to $90.9 million from the year ago quarter, an increase of 19.1 percent, reflecting increased revenues as a result of 193 net new locations added since the second quarter of 2004. Of the 193 net new locations, approximately 50 were added through acquisitions and the remainder through normal sales activity. The
Company experienced strong same store growth in its contract therapy and outpatient businesses, which was offset partially by the negative impact of the 75% rule in its inpatient business.

     Consolidated net earnings were $5.5 million in the second quarter 2005 compared to $5.7 million in the prior year period. The consolidated net earnings were adversely impacted during this period by the continued effects of managing through the 75% rule transition; year-over-year facility operating expenses increasing 25.6 percent while revenues only increased 19.1 percent, mainly due to higher therapist wages and contract labor in all business units; and disappointing results of the Company's equity method investment in InteliStaf Holdings, Inc.

                                     -MORE-

REHABCARE REPORTS SECOND QUARTER 2005 RESULTS                             Page 3

     Earnings per share on a fully diluted basis were $0.32 compared to $0.34 for the same period last year including an increase in fully diluted shares outstanding of 2.7 percent.

     o The Contract Therapy division's net revenues for the second quarter of 2005 increased 40.5 percent to $57.6 million, compared to $41.0 million in the year ago quarter. Operating earnings for the quarter were $3.1 million compared to the prior year quarter of $2.0 million. As of June 30, 2005, the division had 764 locations.

          The  year-over-year   second  quarter  increase  in  revenue  reflects
          continued strong same store revenue growth of 12.1 percent which is higher than historical levels. This business unit has benefited from the shift of patients from the hospital to the skilled nursing facility setting in line with our post acute continuum strategy. In addition, the number of locations has increased both through internal sales initiatives as well as the acquisition of Cornerstone Rehabilitation in December 2004.

          Operating earnings performance reflects the effect of the significant revenue growth, partially offset by a shift in patient revenue mix to lower margin Medicare Part A services primarily as the result of the 75% rule transition. The division continues to experience increases in labor expenses due to the continued tight therapist labor market. These costs have not been recovered from clients through price increases. The division was impacted by 64 new facilities (the largest number of new openings in a quarter in the Company's history) opened in the quarter that have not yet reached maturity, which negatively impacted overall margins.

          To address the concern on pricing and the increasing labor rates, management has completed a facility-by-facility assessment of the division's 764 sites, addressing operating costs, price and geography issues. The Company is taking steps today to increase prices in high cost markets and exit business in unfavorable locations.


                                     -MORE-

REHABCARE REPORTS SECOND QUARTER 2005 RESULTS                             Page 4

     o The Hospital Rehabilitation Services (HRS) division's second quarter net revenues decreased to $48.1 million compared to $48.5 million in last year's second quarter. Operating earnings for the quarter were $6.7 million compared to $8.1 million in the prior year quarter. As of June 30, 2005, HRS had 188 programs.

          The HRS division  saw a slight  decrease in  operating  revenues  even
          though  the  number  of  locations   and  volumes  per  location  were
          essentially unchanged compared to the year ago quarter. While the number of locations in the inpatient business has remained relatively unchanged, the average revenue per location has declined by 3.2 percent, as new programs replace more mature programs.

          Regarding the status of the 75% rule, the Company is averaging 60 percent compliance on June 30, well ahead of the transition requirements of the rule. The Company has experienced both a reduction in growth in the number of patients discharged in our inpatient units and denial of approximately 680 patients that could have been admitted while maintaining compliance. To address this issue, a real-time tool is being installed to support operators and clinicians in the admission evaluation process regarding how many patients are admitted in the 25% category at any given time.

          Another one of the Company's ongoing mitigation strategies includes identifying new referral sources, which has resulted in a significant increase in the number of external hospital admissions. Increase in external hospital admissions for the first six months of 2005 over the comparable period of 2004, is 12 percent. June yielded the highest number of admissions from external sources in the Company's history. In addition, the Company's recently implemented managed care strategy resulted in an increase in non-Medicare patients of 8 percent in the second quarter of 2005 compared to first quarter of 2005.

                                     -MORE-

REHABCARE REPORTS SECOND QUARTER 2005 RESULTS                             Page 5

          The division's operating earnings were also negatively impacted by the division's inability to absorb the increases in labor and benefits expenses that are occurring similar to the Contract Therapy division in certain markets.

          The division is currently working on an initiative to review and update the staffing model in all locations to increase the utilization of variable versus fixed labor. This will allow the Company to better manage labor cost with fluctuating census levels.

InteliStaf Update

     The Company's second quarter results include its $0.3 million equity share of the net loss of InteliStaf Holdings, Inc. which is an increase in the loss from the $0.1 million equity in net loss of the affiliate in the year ago quarter. InteliStaf's second quarter results reflect a slight increase in revenue sequentially as it appears that the business has stabilized from the revenue standpoint. The major problem is primarily due to gross profit margin contraction in the travel business that has been brought about by increased housing costs, among other issues.

     In response to InteliStaf's deteriorating performance over the last several months, InteliStaf's board completed a thorough review of the business and concluded that changes in management were necessary. Accordingly, in mid July, the CEO was replaced by AlixPartners, LLC (AP), an experienced restructuring firm, with the objective of significantly improving InteliStaf's top and bottom line performance.

     AP is performing its assessment which is expected to be completed by mid-August with recommendations to InteliStaf's board shortly after that time. Once this assessment has been completed, InteliStaf will evaluate whether the value of its long-lived assets may be impaired. This assessment is not expected to be completed until the end of the third quarter. Once that assessment is complete, the Company will evaluate whether any adjustment to the carrying value of its equity investment is required.

Balance Sheet

     The Company's balance sheet at June 30, 2005 remains strong with approximately $45 million in cash, cash equivalents and restricted cash, minimal long-term debt and an unused credit facility of approximately $80 million expandable to $115 million to support strategic initiatives. Days sales outstanding at quarter end increased slightly to 67.1 days from 66.5 days at the end of 2004. During the quarter, the Company generated cash flow from operations of $4.8 million and spent $2.2 million on capital expenditures.


                                     -MORE-

REHABCARE REPORTS SECOND QUARTER 2005 RESULTS                             Page 6

Acquisition and Joint Ventures Update

     On June 9, the Company announced the signing of a definitive agreement to purchase the operating assets of MeadowBrook Healthcare, Inc. for approximately $35 million composed of $26 million in cash and a draw on the Company's credit facility and $9 million in subordinated notes. This acquisition continues to move the Company forward in executing its strategy to deliver the post acute continuum of rehabilitation care. Upon the closing of this transaction, the Company anticipates that each of the four MeadowBrook markets will become a target market by combining the newly acquired facilities with our existing locations.

     The Company expects to close the MeadowBrook transaction on August 1 and take over operations at that time. For the remainder of the year, MeadowBrook is expected to generate $21 to $25 million in net revenue and contribute diluted earnings per share of one to three cents. Furthermore, this acquisition has provided the Company the back office and information systems to support its ongoing growth initiatives in the freestanding rehabilitation market.

     The Company expects to lease the properties from SunTrust Bank which will acquire the properties from MeadowBrook and affiliates in a separate transaction that is scheduled concurrently with the Company's acquisition of Meadowbrook.

     The Company is developing two freestanding acute rehabilitation facilities in Texas. First, together with Northwest Texas Health System (NWTHS), the Company will be developing a 40-bed freestanding rehabilitation hospital in Amarillo, TX. Scheduled to open in the spring of 2006, it will serve 25 counties in northwest Texas and, with the Company's two existing skilled nursing facility clients, will provide the opportunity to develop an additional target market and further enhance the post acute continuum of NWTHS. The total capital investment for this project is estimated at $5.5 million.

     Second, the Company is developing a 24-bed freestanding acute rehabilitation facility in Arlington, TX. This will allow the Company to benefit from its twelve years of experience from operating a rehab program in the Arlington market. The new facility will be owned and operated solely by RehabCare. Projected to open in December 2005, it will serve the Dallas/Ft. Worth/Arlington region where the Company also manages therapy programs at 15 skilled nursing facilities. The total capital investment for this project is estimated at $5.6 million.

     With the acquisition of MeadowBrook, the opening of the Amarillo and Arlington projects and the Company's existing joint venture in Kokomo, the Company would be operating seven freestanding rehab and LTACH hospitals in early 2006.

                                     -MORE-

REHABCARE REPORTS SECOND QUARTER 2005 RESULTS                             Page 7

 2005 Guidance Update

     Based on the pending acquisition of MeadowBrook and the result of the Company's operating performance and its equity investment in InteliStaf for the first six months of 2005, the Company is providing updated guidance for 2005. Management expects revenues from operations, exclusive of any unannounced acquisitions or joint ventures, to be between $453 million and $467 million for the year and earnings before interest, income taxes, depreciation and amortization (EBITDA) of $52.2 million to $55.2 million. Expectations are for diluted earnings per share to be in the range of $1.35 to $1.45. The earnings per share range does not include the impact of FAS 123R, which the Company expects to adopt effective January 1, 2006 and does not include the impact, if any, of the impairment assessment to be conducted by management and the board of InteliStaf.

     Guidance relating to earnings per share assumes a 40.5 percent effective tax rate, depreciation and amortization expense of 2.3 percent of net revenues and an estimated 17.3 million diluted shares. Capital requirements are estimated at $45.0 million composed of $8.3 million for routine capital expenditures, $10.7 million for joint ventures development and $26.0 million for the MeadowBrook acquisition.

     Included in the Company's guidance are the following assumptions:

     o For the Contract Therapy division, annual operating revenues are expected to increase between 30 percent and 35 percent over 2004 levels due to significant growth in contracts during the first half of 2005, higher than previously anticipated same store operating revenues and the addition of the Cornerstone Rehabilitation business for the full year. Higher labor costs associated with the therapist shortage offset by the leveraging of division selling, general and administrative expenses are expected to have pretax operating earnings as a percent of operating revenues in the 6 percent to 7 percent range for 2005.

     o For the Hospital Rehabilitation Services division, operating revenues are expected to increase between 1 percent and 3 percent from 2004 levels as the effects of the 75% rule transition have reduced the Company's historical same store growth rates larger than originally anticipated. Pretax operating earnings for the division are expected to be in the 14 percent to 16 percent range for the year due to declines in same store growth in discharges resulting from the 75% rule transition as well as the increases in labor cost mentioned previously.

                                     -MORE-

REHABCARE REPORTS SECOND QUARTER 2005 RESULTS                             Page 8

     o Selling, general and administrative expenses are expected to decline to approximately 13.8 percent of operating revenue in 2005 from about
          14.9 percent of operating revenue in 2004.

     o The Company's investment in InteliStaf Holdings which is included in the equity in net loss of affiliates line, will range from an after tax loss of $1.0 to $1.5 million related to the operating challenges that InteliStaf is experiencing during 2005.

     The Company's guidance may be updated during the remainder of 2005 as it announces additional acquisitions and joint ownership transactions or has more updated information related to the restructuring efforts being conducted at InteliStaf.

     Dr. Short concluded, "Summarizing the components of our change in outlook for the year which supports our revised guidance regarding earnings per share, approximately two thirds of the change results from the effects of slower than expected growth in the Hospital Rehabilitation Services division operating revenues resulting from the 75% rule transition issues and slower than expected net additions of larger new units and approximately one-third results from operating performance issues at our affiliate, InteliStaf. While we are disappointed with the second quarter results, the underlying reasons for the results only serve to reinforce the importance of implementing our strategies of target markets, continuums of care, joint venture development and acquisitions. These strategies in the longer term address the key operating, regulatory and financial issues facing the Company and provide the proper framework for our growth and profitability in the future."

     RehabCare Group, Inc., headquartered in St. Louis, MO, is a leading provider of physical therapy program management services for hospital inpatient rehabilitation, skilled nursing units, and outpatient therapy programs and contract therapy services in conjunction with more than 890 hospitals and skilled nursing facilities in 37 states, the District of Columbia and Puerto Rico. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor's Small Cap 600 indices.

     A listen-only simulcast of RehabCare's second quarter conference call will be available on the Company's web site at www.rehabcare.com and online at www.companyboardroom.com, beginning at 10:00 Eastern time. An online replay will be available for at least 21 days after the call. A telephonic replay of the call will be available beginning at 1:00 P.M. Eastern time today and ending at midnight on August 18, 2005. The dial-in number for the replay is (630) 652-3041 and the access code is 12128731.

                                     -MORE-

REHABCARE REPORTS SECOND QUARTER 2005 RESULTS                             Page 9

     This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause RehabCare's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the ability of RehabCare to consummate acquisitions, including the pending acquisition of MeadowBrook Healthcare and the lease transactions with respect to the current MeadowBrook properties; RehabCare's ability to integrate acquisitions and client partnering relationships within the expected timeframes and to achieve the revenue and earnings levels from such acquisitions and relationships at or above the levels projected; changes in governmental reimbursement rates and other regulations or policies affecting governmental and third party reimbursement for services provided by RehabCare; the operational, administrative and financial effect of RehabCare's compliance with other governmental regulations and applicable licensing and certification requirements; RehabCare's ability to attract new client relationships or to retain and grow existing client relationships through expansion of RehabCare's contract therapy and hospital rehabilitation services offerings and the development of alternative product offerings; the ability of new management of InteliStaf Holdings, Inc., an unconsolidated affiliate of RehabCare, to complete its business assessment of InteliStaf on a timely basis and to institute a business restructuring to improve revenues and earnings; the results of RehabCare's impairment analysis to be conducted with respect to the carrying value of its investment in InteliStaf; the future financial results of RehabCare's other unconsolidated affiliates; the adequacy and effectiveness of RehabCare's operating and administrative systems; RehabCare's ability to attract and the additional costs of attracting administrative, operational and professional employees; significant increases in health, workers' compensation and professional and general liability costs; litigation risks of RehabCare's past and future business, including RehabCare's ability to predict the ultimate costs and liabilities or the disruption of its operations; competitive and regulatory effects on pricing and margins; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

NOTE: More information on RehabCare can be found on the World Wide Web at http://www.rehabcare.com

                                     -MORE-

REHABCARE REPORTS SECOND QUARTER 2005 RESULTS                            Page 10

                I. Condensed Consolidated Statements of Earnings
                ------------------------------------------------
            (Unaudited, amounts in thousands, except per share data)

                                 Three Months Ended        Six Months Ended
                                      June 30,                  June 30,
                                 ------------------        -----------------
                                  2005        2004          2005       2004
                                  ----        ----          ----       ----
Operating revenues              $108,353    $ 90,944     $210,784    $195,441
Costs & expenses
  Operating                       81,206      64,643      157,704     140,710
  Selling, general
    & administrative:
       Divisions                   8,828       7,863       17,463      17,536
       Corporate                   6,104       6,276       12,103      12,593
Restructuring charge                   -         (51)           -       1,615
Gain on sale of business               -           -            -        (485)
Depreciation & amortization        2,408       2,010        4,701       3,778
                                --------    --------     --------    --------
   Total costs & expenses         98,546      80,741      191,971     175,747
                                --------    --------     --------    --------

Operating earnings, net            9,807      10,203       18,813      19,694

Other income (expense), net           24         (43)          38         (50)

Interest expense, net               (104)       (211)        (146)       (372)
                                --------    --------     --------    --------
Earnings before income taxes
  and equity in net loss
  of affiliates                    9,727       9,949       18,705      19,272

Income taxes                       3,940       4,136        7,575       8,000
Equity in net loss
  of affiliates                     (298)       (110)        (739)       (463)
                                --------    --------     --------    --------

Net earnings                    $  5,489    $  5,703     $ 10,391    $ 10,809
                                ========    ========     ========    ========

Diluted earnings per share      $   0.32    $   0.34     $   0.60    $   0.64
Weighted average diluted
  shares outstanding              17,245      16,794       17,195      16,769

                    II. Condensed Consolidated Balance Sheets
                    -----------------------------------------
                             (Amounts in thousands)
                                         Unaudited
                                          June 30,      December 31,
                                            2005            2004
                                         ---------      ------------
Assets
Cash & restricted cash                   $ 44,765        $ 53,478
Accounts receivable, net                   80,368          69,565
Deferred tax assets                        10,360          10,252
Other current assets                        4,009           1,690
                                         --------        --------
 Total current assets                     139,502         134,985

Equipment, net                             15,795          15,149
Excess of cost over net assets
    acquired, net                          65,631          68,340
Intangible assets                          11,114          11,884
Investment in unconsolidated affiliates    42,174          39,269
Other assets                                8,138           8,039
                                         --------        --------
                                         $282,354        $277,666
                                         ========        ========
Liabilities & Stockholders' Equity
Current portion of long-term debt        $  1,830        $  4,731
Payables & accruals                        47,105          53,803
                                         --------        --------
Total current liabilities                  48,935          58,534

Long-term debt, less current portion        1,612           2,142
Other non-current liabilities              10,382           9,962
Stockholders' equity                      221,425         207,028
                                         --------        --------
                                         $282,354        $277,666
                                         ========        ========

                                     -MORE-

REHABCARE REPORTS SECOND QUARTER 2005 RESULTS                            Page 11

                            III. Operating Statistics
                            -------------------------
              (Unaudited, Revenues and Operating Earnings in 000's)

                                            Three Months Ended
                                        June 30,          June 30,
                                          2005              2004
                                        -------           --------
Contract Therapy
----------------
Operating Revenues                      $57,629           $41,028

Division Operating Earnings(a)          $ 3,165           $ 1,979

Average Number of Locations                 745               572

End of Quarter Number of Locations          764               570


Hospital Rehabilitation Services
--------------------------------

Operating Revenues
   Inpatient                            $35,631           $37,121
   Outpatient                            12,415            11,397
                                        -------           -------
   Total                                $48,046           $48,518

Division Operating Earnings(a)          $ 6,696           $ 8,064

Average Number of Programs
   Inpatient                                144               145
   Outpatient                                42                42
                                            ---               ---
   Total                                    186               187

End of Quarter Number of Programs
   Inpatient                                146               148
   Outpatient                                42                41
                                            ---               ---
   Total                                    188               189

Healthcare Management Consulting
--------------------------------

Operating Revenues                      $ 2,811           $ 1,398

Division Operating Earnings (a)             (54)              109



(a) Division Operating Earnings are earnings attributable to the division before interest, income taxes and other income (expense).



WE INVITE YOU TO VISIT OUR WEB SITE AFTER NOON TODAY TO VIEW KEY STATISTICS IN GREATER DETAIL @ www.rehabcare.com.


                                     -END-

                                                                    Exhibit 99.2

                        REHABCARE CONFERENCE CALL SCRIPT
                                  July 28, 2005

INTRODUCTION BY CONFERENCE OPERATOR
INTRODUCTION OF MANAGEMENT BY FINANCIAL DYNAMICS

     This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause RehabCare's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the ability of RehabCare to consummate acquisitions, including the pending acquisition of MeadowBrook Healthcare and the lease transactions with respect to the current MeadowBrook properties; RehabCare's ability to integrate acquisitions and client partnering relationships within the expected timeframes and to achieve the revenue and earnings levels from such acquisitions and relationships at or above the levels projected; changes in governmental reimbursement rates and other regulations or policies affecting governmental and third party reimbursement for services provided by RehabCare; the operational, administrative and financial effect of RehabCare's compliance with other governmental regulations and applicable licensing and certification requirements; RehabCare's ability to attract new client relationships or to retain and grow existing client relationships through expansion of RehabCare's contract therapy and hospital rehabilitation services offerings and the development of alternative product offerings; the ability of new management of InteliStaf Holdings, Inc., an unconsolidated affiliate of RehabCare, to complete its business assessment of InteliStaf on a timely basis and to institute a business restructuring to improve revenues and earnings; the results of RehabCare's impairment analysis to be conducted with respect to the carrying value of its investment in InteliStaf; the future financial results of RehabCare's other unconsolidated affiliates, the adequacy and effectiveness of RehabCare's operating and administrative systems; RehabCare's ability to attract and the additional costs of attracting administrative, operational and professional employees; significant increases in health, workers' compensation and professional and general liability costs; litigation risks of RehabCare's past and future business, including RehabCare's ability to predict the ultimate costs and liabilities or the disruption of its operations; competitive and regulatory effects on pricing and margins; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

INTRODUCTION AND WELCOME

Good morning and thank you for joining us today. I'm John Short, President and CEO of the Company. We're pleased that you could join us. With me from management are: Tom Davis, Executive Vice President and Chief Development Officer; Pat Henry, Executive Vice President, Traditional Business; Vince Germanese, Chief Financial Officer; Mark Bogovich, Chief Accounting Officer; Don Adam, Senior Vice President, Acquisitions; Betty Cammarata, Director of Investor Relations; Mary Pat Welc, Sr. VP of Operations; Colleen Jones, VP of Operations; Sharon Noe, Sr. VP of Operations; John McWilliams, Sr. VP and Chief Human Resources Officer. We will be available during the question and answer period following our formal remarks.

OPENING Remarks

As you will recall, in our first quarter conference call, because of the strong financial performance we had experienced in March, we were optimistic about the second quarter. Further, while April was below expectations, May was strong and we were confident that we were on track for a strong quarter. However, June was a significant disappointment and so was the quarter.

Since the trends have diverged from our expectations, we have completed an exhaustive review of our operations and have concluded the following four factors were the contributing reasons to our earnings shortfall:

First, in an effort to comply with the infamous 75% rule, our facilities over-reacted. We are well ahead of the required thresholds for compliance which is negatively impacting our revenue growth and operating earnings margins in the Hospital Rehabilitation Services division. We estimate that there were approximately 680 patients in the first six months who could have been admitted but were not as a result of our overreaction to the rule. As of June 30, our units, on average, were at the 60% level of compliance, when the target was 50%. Second, our operating expenses increased 25.6% while revenues only increased 19.1%, mainly due to higher therapist wages and contract labor in all of our business units. Third, while we are experiencing very strong growth in our Contract Therapy division, with a record 64 openings in the quarter, this rapid expansion has eroded margins. And, fourth, InteliStaf Holdings, our affiliated staffing company, had an unexpected downturn in its operations.

These factors quickly turned what was a promising outlook in late May into a disappointing quarter at the end of June. Management has taken the following immediate steps to correct the situation:

First, we have implemented additional tools to better manage 75% rule compliance to unit specific thresholds, making certain that our field operators are better supported in the admission evaluation process. We expect this to quickly improve our admissions. Second, as a result of our review of all 952 sites, we have implemented cost reduction efforts to offset labor increases. Third, we have initiated pricing policy changes that we expect to produce both short and long-term benefits and fourth, with respect to InteliStaf, its board has made a management change and has hired AlixPartners, LLC an experienced turnaround firm to improve its performance. In addition, the board has retained Russell Reynolds to conduct a national search for a replacement CEO.

While we are not satisfied with our performance, we are satisfied that the relevancy of our strategic plan that we implemented in January 2004 continues to be reinforced. As our traditional businesses are becoming increasingly exposed to the very tight labor market and regulatory pressures; developing target markets, increasing the number of products that RehabCare manages within the post-acute continuum and deploying capital to enhance longer-term relationships will provide growth and operating environments more conducive to margin protection and enhanced clinical outcomes. We believe taking these steps will result in significantly improved financial performance in the balance of 2005.

Target Markets
--------------
Early observations of our Target Markets show promise in four of the five locations with our ability to care manage patients and rotate therapists across service venues while improving retention above the company average. We talked last time about our success in Norfolk, our most mature target market, relating to these measurements. I am pleased to report similar results in Q2 with retention rates near the 95% level, over 35% of staff rotating between service venues and more than 13%, or 1,029 patients, receiving services in one or more RehabCare care service settings. We are experiencing more modest, but favorable results in three of the four remaining Target Markets. Philadelphia has been slower to start and has been more challenging.

Phase 2
-------
Our Phase 2 Consulting business grew by 22% sequentially and slightly improved operating earnings. The firm added 25 new projects during the quarter, with more than 32% from new clients. The business continues to have a strong backlog.

Recruiting
----------
In our last conference call, we discussed some of the challenges associated with the tight supply of therapists and our plans to add resources to recruitment and retention efforts. We have seen positive results in the second quarter, compared to the first. Average hires per month have increased 18%, and average time to fill open positions has held relatively flat, up only 1.3 days. Additionally, our overall retention of therapists is holding at approximately 85%. Lastly, we have made good progress working down the overall number of openings, and are encouraged by three straight quarters of growth in the percent of openings attributed to new positions as opposed to replacements. In fact, for the second quarter in a row, more than 50% of our openings are associated with growth in our business.

New Business Development
------------------------
Our new business development activities generated second quarter contract signings in every product line: two Acute Rehab Units, two Outpatient Units, and one VitalCare subacute unit. For the first six months, the three VitalCare signings are confirmation of our strategy to focus this product in Skilled Nursing Facilities rather than hospitals in California.

Contract Therapy signed 55 agreements during the second quarter and the pipeline of sales remains strong.

We signed three additional letters of intent for Joint Ventures during the quarter. We currently have 12 letters of intent that remain active and we are also pursuing several additional pre-LOI opportunities.

The MeadowBrook acquisition, which will add two freestanding rehab hospitals and two freestanding LTACH's, is expected to close August 1. This transaction will provide back office services and information systems for future freestanding rehab hospitals and LTACH projects, including our new Arlington and Amarillo facilities that I'll discuss in a second. Additionally, we get the benefit of talented and experienced individuals as part of this transaction. I would like to take this opportunity to welcome MeadowBrook to the RehabCare family.

The forty bed Amarillo freestanding rehab facility will be developed in conjunction with Northwest Texas Health System, a 489 bed facility, serving 25 counties in northwest Texas. We anticipate a Spring 2006 opening.

The Arlington Texas project was conceived and developed as a result of the termination of a 12 year management contract relationship we had with a hospital in this market. Rather than leave the market, we looked for alternative sites to take advantage of significant referral relationships developed by RehabCare. We also maintained an experienced management team in Arlington. Perhaps most importantly, this project is a clear indication of our willingness to operate autonomously and continue to leverage our investment in the RehabCare programs we have spent years developing and make us more independent of the decisions of our host hospitals.

With the Meadowbrook acquisition, the addition of Amarillo and Arlington and our existing Kokomo facility, RehabCare plans to operate seven freestanding Rehab or LTACH hospitals in early 2006.

In all seven of these markets we have pursued, or intend to pursue, joint venture continuums of care with local hospital system providers.

Legislative Update
------------------
Part B Caps
The moratorium for Part B therapy caps ends December 31, 2005. Currently there are 2 bills, one each in the Senate and the House, both calling for full repeal. While we support these bills, several House and Senate members have voiced frustration about the lack of alternative payment methodology in lieu of full repeal. The current industry proposal involves two years of one blended cap that would cover at least 90-95% of all beneficiaries.

75% Rule
CMS has publicly announced its intent to enforce the 75% rule as previously outlined in April. In response, Senate Bill (S1405) was introduced, with a similar bill announced in the House, calling for a freeze at the 50% threshold and the establishment of a National Advisory council to oversee future federal policies that could deny necessary patient care. RehabCare supports this legislative effort.

RUG Refinement
The therapy industry has submitted comments on Rule 70: which is the Prospective Payment System and Consolidated Billing for Skilled Nursing Facilities for FY 2006. The comments challenge four main areas: refinements to case-mix classifications, minimum data set concerns, clarification of clinical issues and consolidated billing. RehabCare continues to lobby in support of these initiatives.

Vince will now review our financial results of the Company for the quarter.

Vince,
Thank you, John.
Net revenues for the second quarter 2005 were $108.4 million compared to $90.9 million in the same quarter last year, or an increase of 19.1 percent, reflecting increased revenues as a result of 193 net new openings added since the second quarter of 2004. Revenues were up 5.8 percent from $102.4 million in the preceding quarter. Net earnings declined to $5.5 million in the second quarter 2005 compared to $5.7 million a year ago and increased from $4.9 million in the first quarter of 2005. Earnings per share on a fully diluted basis were $0.32 compared to $0.34 last year and $0.29 in the previous quarter.

Net revenues for the Contract Therapy division were $57.6 million, an increase of 40.5 percent from $41.0 million in the 2004 second quarter and were up 9.9 percent on a sequential basis. Operating earnings for the division increased to $3.1 million compared to $2.0 million in the prior year second quarter and $2.4 million in the first quarter 2005.

The second quarter increases in revenue demonstrates continued strong same store revenue growth. This business unit has benefited by the shift of patients from the hospital to the skilled nursing facility setting. In addition the number of locations has increased both through internal sales initiatives as well as the acquisition of Cornerstone Rehabilitation in December 2004.

Operating earnings performance reflects the effect of the significant revenue growth offset by the shift in patient revenue mix to lower margin Medicare Part A services, as the result of the 75% rule transition. The division also continues to experience increases in contract labor and therapist labor expenses due to the continued tight therapy labor market.

The division finished the second quarter with 764 locations compared to the year ago total of 570. We added 48 net new locations during the quarter on 64 openings and 16 closures. Of the 16 closures in the second quarter, one was for non-payment; two clients cancelled, one facility took its therapy program in-house; one facility changed owners, and eleven were closed at our election due to unacceptable profitability or other reasons. The division's backlog remains strong at 36 compared to 46 at the end of the first quarter.

Net revenues in the second quarter for our Hospital Rehabilitation Services division decreased marginally to $48.1 million versus $48.5 for last year's second quarter and increased from $47.8 million on a sequential basis. Operating earnings for the division declined to $6.7 million from $8.1 million in the prior year quarter, and were flat sequentially. The year-over-year revenue decrease reflects strong same store growth of 5.8% in our outpatient division, offset by the impact of the 75% rule. The year-over-year division operating earnings were also negatively impacted by the division's inability to absorb increases in labor and benefits expenses that are occurring similar to the Contract Therapy division in certain markets.

The division finished the quarter with 188 programs, an increase of net six openings sequentially, which is comprised of 10 openings and four closures. Of the 10 new openings, eight were acute rehab units, one subacute unit and one outpatient unit. Of the four closures, three were acute rehab units, and one was a VitalCare subacute unit. The reasons for the closures were, one went to a competitor, and three elected to self-operate. The division's backlog was eleven (including two outpatient, six inpatient ARU and three subacute), a decrease of five over the end of the first quarter.

VitalCare operations have continued to be challenged by the California hospital situation. Our plan to establish subacute units in skilled nursing facilities is progressing well and we currently have three in the backlog. To further enhance the synergies between VitalCare and SNFs, earlier this week we placed our Contract Therapy and VitalCare operations in the Southern California markets under the direction of one of our seasoned Contract Therapy executives, freeing up an existing Senior VitalCare executive to focus exclusively on business retention and new business development.

One additional item for VitalCare relates to the claw back provision in the purchase agreement. In the second quarter of 2005, we adjusted the purchase price of VitalCare downward by $3 million, related to the retention and/or termination of customer contracts for a period of time after the purchase date. This reduction of the purchase price resulted in the elimination of the $3 million promissory note and a corresponding decrease in the excess of cost over net assets acquired reported in the balance sheet.

The Company's balance sheet remains strong with $45 million in cash, cash equivalents and restricted cash at June 30, and long-term debt of $3.4 million related to acquisitions. Days sales outstanding in accounts receivable increased sequentially by approximately 1.5 days to 67.1, and increased 1.3 days from 65.8 days in the year-ago quarter. We will continue to aggressively manage our accounts receivable as the mix of our receivables is shifting more towards the Contract Therapy division since we have seen more growth in that unit. Cash flow from operations was $4.8 million dollars for the second quarter of 2005. Capital expenditures for the second quarter were approximately $2.2 million, principally related to information technology and therapy equipment expenditures.

Regarding the second quarter results compared to consensus estimates, our analysis shows the 8 cents per diluted share difference to be attributed to:

         HRS operating earnings, attributable principally to the effects of the 75% rule = 5 cents

         CT operating earnings margin = 1 cent

         InteliStaf = 2 cents

         For a total of 8 cents

As you saw in our earnings release earlier this morning, we have updated our annual guidance to reflect the acquisition of MeadowBrook and our internal operating challenges as well as issues at InteliStaf. We expect our 2005 revenues will be in the range of $453 million to $467 million, and we look for diluted earnings per share to be between $1.35 and $1.45 for the year. Further details of this guidance are contained in our earnings press release. We will update our guidance as necessary, as we add and finalize acquisitions and significant joint ownership transactions during the year and have updated information related to restructuring efforts at InteliStaf.

Now I will turn the call back over to John.

Thanks Vince, before we take your questions, I am pleased to announce the election to our Board Dr. Suzan Rayner. Dr. Rayner is Executive Vice President, Medical Affairs and Medical Director for Schwab Rehabilitation Hospital, a part of the Sinai Health System, based in Chicago. Dr. Rayner's specialty in Physical Medicine and Rehabilitation and her clinical interest in Geriatric
Rehabilitation, specialties which supplement our core business, are invaluable assets to our board and management team.

With that I would like to have our operator open the call for questions.

Closing Remarks
---------------
I am confident that our long term strategy is sound. I am also confident that we fully understand the short term challenges and have the right team taking appropriate actions which will result in significantly improved financial performance in the balance of 2005.

I want to thank all who participated in this call. We appreciate the opportunity to tell the story of RehabCare. We are operating in a challenging environment. Our continued success will be a result of our outstanding therapists and management team who remain committed and dedicated to our patients, their families and our clients.

To be read following Questions and Answers -
As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:00 Eastern time today. For your reference, we continue to provide the statistics section on our web site offering quarterly historical statistics for each of our operating divisions for the past few years. We invite you to view this information and hope it will be useful to you.